EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2023 Net Income of $7.3 million, or $1.54 per Share

ELMIRA, N.Y., April 20, 2023 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $7.3 million, or $1.54 per share, for the first quarter of 2023, compared to $6.9 million, or $1.46 per share, for the first quarter of 2022.

"I am pleased to report earnings of $7.3 million, or $1.54 per share, for the first quarter of 2023, the third-highest quarterly earnings in our near 200-year history," according to Anders M. Tomson, President and CEO of Chemung Financial Corporation. "Loan growth and rising interest rates contributed to a 19.6% increase in net interest income, when compared to first quarter 2022. The Bank's strong credit quality continued to drive down our non-performing loans, and a decrease in the mark on the fair value of the securities portfolio, combined with an increase in retained earnings, helped increase our tangible book value for the quarter," Tomson added.

"Despite recent events that have heightened the focus on the banking industry, we are confident that our Company is well-positioned from a capital and liquidity perspective. We are a traditional, community-focused bank, with a diverse loan portfolio and deposit base which encompasses a broad cross-section of customers and sources. We will continue to prudently manage our balance sheet and look for opportunities to gain efficiencies in our daily operations," Tomson said.

First Quarter Highlights1:

  Loans1, grew $44.3 million, or 2.4%.
  Net interest income grew $3.3 million, or 19.6% in the first quarter of 2023 when compared to the same period in the prior year.
  Non-performing loans to total loans decreased from 0.45% as of December 31, 2022 to 0.41% as of March 31, 2023.
  Book Value per share was $37.53, tangible book value per share increased $2.22, or 7.2%, to $32.91.2
  Dividends declared during the first quarter 2023 were $0.31 per share.

1 Balance sheet comparisons are calculated as of March 31, 2023 versus December 31, 2022.
2 Comparisons as of March 31, 2023 and March 31, 2022. Please refer to GAAP to Non-GAAP Reconciliations

1st Quarter 2023 vs 1st Quarter 2022

Net Interest Income:

Net interest income for the first quarter of 2023 totaled $19.9 million compared to $16.7 million for the same period in the prior year, an increase of $3.3 million, or 19.6%, due primarily to increases of $7.8 million in interest income on loans, including fees, and $0.9 million in interest and dividend income on taxable securities, offset by increases of $4.6 million in interest expense on deposits, and $0.9 million in interest expense on borrowed funds.

The increase in interest income on loans, including fees was due primarily to a 106 basis points increase in the average yields on loans, reflecting increases across all loan categories due to an increase in interest rates, when compared to the same period in the prior year, and a $316.9 million increase in average loan balances, also representing increases across all loan categories, when compared to the same period in the prior year. Loan income for the first quarter of 2023 also included $0.2 million of prepayment penalty income. The increase in interest and dividend income on taxable securities when compared to the same period in the prior year, was due primarily to a 65 basis points increase in the average yield on securities due to an increase in average interest rates.

The increase in interest expense on deposits was due primarily to a 114 basis points increase in average rates paid on interest-bearing deposits, which included brokered deposits, and a deposit campaign in the first quarter of 2023, when compared to the same period in the prior year. The increase in interest expense on borrowed funds was due primarily to a $69.2 million increase in the average balances of overnight FHLBNY borrowings in the current quarter, and an increase in interest rates, when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 3.14% for the first quarter 2023, compared to 2.87% for the same period in the prior year. Average interest-earning assets increased $221.4 million for the three months ended March 31, 2023 compared to the same period in the prior year. The average yield on interest-earning assets increased 112 basis points to 4.12%, and the average cost of interest-bearing liabilities increased 128 basis points to 1.49%, for the three months ended March 31, 2023, when compared to the same period in the prior year, due to the rising interest rate environment.

Non-Interest Income:

Non-interest income for the first quarter of 2023 was $5.4 million compared to $5.7 million for the same period in the prior year, a decrease of $0.3 million, or 5.3%. The decrease in the current quarter was due primarily to decreases of $0.3 million in other non-interest income, and $0.2 million in wealth management group fee income, offset by an increase of $0.2 million in change in fair value of equity investments.

The decrease in other non-interest income was primarily due to decreases in interest rate swap fees, CFS other fee income and Mastercard volume bonus when compared to the same period in the prior year. The decrease in wealth management group fee income was primarily due to a decrease in the market value of the total assets under management or administration when compared to the same period in the prior year. The increase in change in fair value of equity investments was primarily due to an increase in the market value of assets held related to the Corporation's deferred compensation plan.

Non-Interest Expense:

Non-interest expense for the first quarter of 2023 was $15.8 million compared to $14.7 million for the same period in the prior year, an increase of $1.1 million, or 7.5%. The increase can be mostly attributed to increases of $0.6 million in salaries and wages, $0.2 million in other components of net periodic pension benefits, $0.2 million in data processing expenses, and $0.2 million in FDIC insurance.

The increase in salaries and wages was primarily attributed to base salary increases, an increase in the market value of the assets held related to the Corporation's deferred compensation plan, and an increase in restricted stock expense, when compared to the same period in the prior year. The increase in other components of net periodic pension cost (benefits) was primarily due to revised actuarial adjustments related to the Corporation's pension plans. The increase in data processing expense was primarily due to the timing of invoices, expenditures related to additional cyber security- related software, and an increase in debit card dispute processing, when compared to the same period in the prior year. The increase in FDIC insurance was primarily due to an increase in the assessment rate effective January 1, 2023.

Income Tax Expense:

Income tax expense for the first quarters of 2023 and 2022 was $2.0 million. The effective tax rate for the current quarter decreased to 21.5% compared to 22.1% for the same period in the prior year.

1st Quarter 2023 vs 4th Quarter 2022

Net Interest Income:

Net interest income for the first quarter of 2023 totaled $19.9 million compared to $20.9 million for the prior quarter, a decrease of $0.9 million, or 4.4%, due primarily to increases of $2.1 million in interest expense on deposits and $0.6 million in interest expense on borrowed funds, offset by an increase of $1.8 million in interest income on loans, including fees.

The increase in interest expense on deposits was due primarily to a 41 basis points increase in average rates paid on interest-bearing deposits, which included brokered deposits, when compared to the prior quarter. The increase in interest expense on borrowed funds was due primarily to a $48.5 million increase in the average balances of FHLBNY borrowings, and a 47 basis points increase in average rates paid, on overnight FHLBNY borrowings in the current quarter, when compared to the prior quarter. The increase in interest income on loans, including fees was due primarily to a 33 basis points increase in the average yields on loans, reflecting increases across all loan categories due to an increase in interest rates, when compared to the prior quarter, and a $62.2 million increase in average loan balances, also representing increases across all loan categories when compared to the prior quarter. Loan income for the first quarter of 2023 also included $0.2 million of prepayment penalty income.

Fully taxable equivalent net interest margin was 3.14% in the current quarter compared to 3.26% in the prior quarter. Average interest-earning assets increased $41.9 million in the current quarter compared to the prior quarter. The average yield on interest-earning assets increased 30 basis points to 4.12%, compared to the prior quarter. The average cost of interest-bearing liabilities increased 61 basis points to 1.49%, for the three months ended March 31, 2023, compared to the prior quarter, due to the rising interest rate environment, and an increase in average balances of higher costing brokered deposits and FHLBNY overnight advances.

Non-Interest Income:

Non-interest income was $5.4 million for the first quarter of 2023 and the fourth quarter of 2022. A $0.1 million increase in wealth management group fee income was offset by decreases in revenue from service charges on deposit accounts and change in fair value of equity investments, related to a decrease in the market value of the assets held related to the Corporation's deferred compensation plan.

Non-Interest Expense:

Non-interest expense for the first quarter of 2023 was $15.8 million compared to $15.7 million for the prior quarter, an increase of $0.1 million, or 0.9%.

The increase can be mostly attributed to increases of $0.6 million in salaries and wages and $0.3 million in other components of net periodic pension benefits. These increases were offset by decreases of $0.4 million in loan expenses and $0.3 million in pension and other employee benefits.

The increase in salaries and wages was primarily attributed to base salary increases, an increase in the market value of the assets held related to the Corporation's deferred compensation plan, and an increase in restricted stock expense, when compared to the prior quarter. The increase in other components of net periodic pension cost (benefits) was primarily due to revised actuarial adjustments related to the Corporation's pension plans. Loan expenses decreased primarily due to the timing of flat fee payments related to indirect consumer loan activity when compared to the prior quarter. The decrease in pension and other employee benefits was primarily due to a reduction in healthcare costs when compared to the prior quarter.

Income Tax Expense:

Income tax expense for the first quarter of 2023 was $2.0 million compared to $2.1 million for the prior quarter, a decrease of $0.1 million in income tax expense. The effective tax rate for the current quarter decreased to 21.5% compared to 21.8% in the prior quarter.

Asset Quality

Non-performing loans totaled $7.7 million at March 31, 2023, or 0.41% of total loans, compared to $8.2 million, or 0.45% of total loans at December 31, 2022. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $7.9 million, or 0.30% of total assets, at March 31, 2023, compared to $8.4 million, or 0.32% of total assets, at December 31, 2022. The decrease in non-performing assets can be primarily attributed to the decrease in non- performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for credit losses based on its current expected credit losses (CECL) methodology, which includes loans individually evaluated, as well as loans evaluated on a pooled basis. The Corporation's methodology seeks to estimate the lifetime losses in its loan portfolio by utilizing an expected discounted cash flow based on Federal Open Market Committee (FOMC) forecasted data points, supplemented by qualitative considerations including relevant economic considerations, portfolio concentrations, and other external factors. The Corporation adopted the CECL accounting standard on January 1, 2023.

The allowance for credit losses was $20.1 million at March 31, 2023 and $19.7 million at December 31, 2022, respectively. The increase in the allowance for credit losses can mostly be attributed to the $0.4 million adjustment made upon adoption of ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), and additional provisioning related to increased loan volume. These increases were offset by decreased allowance requirements forecasted by the model due to more favorable economic projections, notably a decrease in the FOMC's forecasted U.S. unemployment rate. Increased qualitative provisioning was the result of increased loan volume. As of January 1, 2023, the Corporation recognized a $1.5 million one- time implementation adjustment, of which $1.1 million reflected the addition of an allowance for credit losses on unfunded commitments.

The allowance for credit losses was 259.66% of non-performing loans at March 31, 2023, and the ratio of the allowance for credit losses to loans was 1.07% at March 31, 2023. The ratio of the allowance for credit losses including off-balance sheet exposure to total loans was 1.13% at March 31, 2023. The allowance for loan losses to non-performing loans was 240.39% at December 31, 2022, and the ratio of the allowance for loan losses to total loans was 1.07% at December 31, 2022.

Balance Sheet Activity

Total assets were $2.654 billion at March 31, 2023 compared to $2.646 billion at December 31, 2022, an increase of $8.6 million, or 0.3%. The increase can be mostly attributed to increases of $44.3 million in loans, net of deferred origination fees and costs, offset by decreases of $21.2 million in total cash and cash equivalents, $6.5 million in securities available for sale, at estimated fair value, $6.3 million in accrued interest receivable and other assets, and an increase of $0.4 million in allowance for credit losses.

The increase in loans, net of deferred loan fees, can mostly be attributed to increases of $31.6 million in commercial loans, $0.2 million in residential mortgage loans, and $12.5 million in consumer loans. The decrease in cash and cash equivalents was primarily due to changes in deposits, securities, and loans. The decrease in securities available for sale was primarily due to $16.4 million in paydowns and maturities, offset by an increase in the fair value of the portfolio of $7.8 million. The decrease in accrued interest receivable and other assets was primarily due to a decrease of $4.4 million in the interest rate swap asset. The increase in the allowance for credit losses can mostly be attributed to the adoption of CECL and additional provisioning related to increased loan volume as mentioned previously.

Total liabilities were $2.477 billion at March 31, 2023 compared to $2.479 billion at December 31, 2022, a decrease of $2.3 million, or 0.1%. The decrease in total liabilities can primarily be attributed to decreases of $5.7 million in overnight advances, and $1.5 million in accrued interest payable and other liabilities, were offset by an increase of $5.2 million in deposits.

The decrease in advances and other debt was primarily due to a $5.7 million decrease in overnight FHLBNY borrowings. The decrease in accrued interest payable and other liabilities was primarily attributed to a decrease of $4.4 million in the interest rate swap liability. The increase in deposits was due primarily to increases of $0.4 million in consumer deposits, $4.6 million in public deposits, $16.4 million in Insured Cash Sweep (ICS) deposits, and $53.3 million of brokered deposits, offset by decreases of $40.5 million in commercial deposits, and $29.0 million in Certificate of Deposit Account Registry Service (CDARS) deposits. The aggregate amount of the Corporation's outstanding uninsured  deposits (net of deposits pledged to secure municipal deposits), was 21.2% and 23.5% of total deposits, as of March 31, 2023 and December 31, 2022, respectively.

Total shareholders’ equity was $177.3 million at March 31, 2023, compared to $166.4 million at December 31, 2022, an increase of $10.9 million, or 6.6%, primarily due to a decrease of $5.8 million in accumulated other comprehensive loss, and an increase of $4.7 million in retained earnings. The decrease in accumulated other comprehensive loss was primarily due to an increase in the fair market value of the securities portfolio. The increase in retained earnings was due primarily to net income of $7.3 million, offset by $1.5 million in dividends declared, and a $1.5 million one-time adjustment due to the implementation CECL.

The total equity to total assets ratio was 6.68% at March 31, 2023, compared to 6.29% at December 31, 2022. The tangible equity to tangible assets ratio was 5.91% at March 31, 2023 compared to 5.51% at December 31, 2022. Book value per share increased to $37.53 at March 31, 2023 from $35.32 at December 31, 2022. As of March 31, 2023, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Liquidity

Management believes that the Corporation has the necessary liquidity to provide flexibility in order to meet business needs. The Corporation uses a variety of resources to manage its liquidity. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $100,000 or more, brokered deposits, FHLBNY advances, and other borrowings. As of March 31, 2023, the Corporation's cash and cash equivalents balance was $34.6 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, Small Business Administration loan pools, mortgage- backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of March 31, 2023, the Corporation's investment in securities available for sale was $626.1 million, $368.4 million of which was not pledged as collateral. Additionally, as of March 31, 2023, the Bank's overnight advance line capacity at the Federal Home Loan Bank of New York was $201.1 million, of which $90.1 million was utilized. As of March 31, 2023, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $111.0 million. Additional funding was available to the Corporation through the Bank Term Funding Program (BTFP) and Discount Window Lending provided by the Federal Reserve. The Corporation did not utilize these funding sources during the first quarter of 2023.

The Corporation also considers brokered deposits to be an element of its deposit strategy. As of March 31, 2023, the Corporation entered into brokered deposit arrangements with 4-week, 13-week, and 26-week terms totaling $126.8 million as of March 31, 2023.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.142 billion at March 31, 2023, including $393.8 million of assets under management or administration for the Corporation, compared to $2.053 billion at December 31, 2022, including $344.2 million of assets under management or administration for the Corporation, an increase of $89.0 million, or 4.34%, due primarily to an increase in market value, as well as an increase in assets under management or administration.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of March 31, 2023, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the first quarter of 2023. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at March 31, 2023.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.7 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2022 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http:// www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2023	2022	2022	2022	2022
ASSETS
Cash and due from financial institutions	$25,109	$29,309	$32,262	$24,371	$21,757
Interest-earning deposits in other financial institutions	9,532	26,560	10,161	5,397	43,726
Total cash and cash equivalents	34,641	55,869	42,423	29,768	65,483
Equity investments	2,949	2,830	2,677	2,750	2,949
Securities available for sale	626,055	632,589	640,352	692,995	746,343
Securities held to maturity	1,932	2,424	3,210	2,943	3,576
FHLB and FRB stocks, at cost	7,913	8,197	3,872	5,897	3,576
Total investment securities	635,900	643,210	647,434	701,835	753,495
Commercial	1,280,804	1,249,206	1,203,609	1,124,701	1,102,304
Mortgage	285,944	285,672	283,128	276,847	264,816
Consumer	306,953	294,570	256,018	216,014	199,405
Loans, net of deferred loan fees	1,873,701	1,829,448	1,742,755	1,617,562	1,566,525
Allowance for credit losses	(20,075)	(19,659)	(18,631)	(17,485)	(19,928)
Loans, net	1,853,626	1,809,789	1,724,124	1,600,077	1,546,597
Loans held for sale	—	—	—	—	345
Premises and equipment, net	15,867	16,113	16,581	16,812	17,260
Operating lease right-of-use assets	6,250	6,449	6,646	6,841	7,035
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	—	—	—	—	4
Accrued interest receivable and other assets	83,126	89,469	89,709	70,004	59,903
Total assets	$2,654,183	$2,645,553	$2,551,418	$2,449,911	$2,474,895

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$690,596	$733,329	$747,972	$704,996	$726,699
Interest-bearing demand deposits	287,242	271,645	287,172	267,554	284,689
Money market accounts	631,052	640,840	664,616	641,008	699,506
Savings deposits	271,445	279,029	282,916	285,593	283,369
Time deposits	452,094	402,384	349,864	283,640	255,329
Total deposits	2,332,429	2,327,227	2,332,540	2,182,791	2,249,592
Advances and other debt	93,328	99,137	4,104	49,331	3,527
Operating lease liabilities	6,427	6,620	6,810	6,998	7,186
Accrued interest payable and other liabilities	44,658	46,181	52,446	36,101	29,080
Total liabilities	2,476,842	2,479,165	2,395,900	2,275,221	2,289,385

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,387	47,331	47,487	47,196	46,880
Retained earnings	216,594	211,859	205,874	200,870	194,295
Treasury stock, at cost	(17,219)	(17,598)	(18,015)	(18,084)	(18,113)
Accumulated other comprehensive loss	(69,474)	(75,257)	(79,881)	(55,345)	(37,605)
Total shareholders' equity	177,341	166,388	155,518	174,690	185,510
Total liabilities and shareholders' equity	$2,654,183	$2,645,553	$2,551,418	$2,449,911	$2,474,895
Period-end shares outstanding	4,726	4,711	4,693	4,691	4,689

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,		Percent
(in thousands, except per share data)	2023	2022	Change
Interest and dividend income:
Loans, including fees	$22,289	$14,481	53.9
Taxable securities	3,583	2,688	33.3
Tax exempt securities	261	270	(3.3)
Interest-earning deposits	97	19	410.5
Total interest and dividend income	26,230	17,458	50.2

Interest expense:
Deposits	5,387	748	620.2
Borrowed funds	895	33	2,612.1
Total interest expense	6,282	781	704.4

Net interest income	19,948	16,677	19.6
Provision for credit losses	277	(1,145)	124.2
Net interest income after provision for credit losses	19,671	17,822	10.4

Non-interest income:
Wealth management group fee income	2,580	2,757	(6.4)
Service charges on deposit accounts	941	864	8.9
Interchange revenue from debit card transactions	1,133	1,130	0.3
Change in fair value of equity investments	72	(113)	163.7
Net gains on sales of loans held for sale	5	74	(93.2)
Net gains (losses) on sales of other real estate owned	—	—	N/M
Income from bank owned life insurance	10	11	(9.09)
Other	682	940	(27.4)
Total non-interest income	5,423	5,663	(4.2)

Non-interest expense:
Salaries and wages	6,783	6,223	9.0
Pension and other employee benefits	1,680	1,718	(2.2)
Other components of net periodic pension and postretirement benefits	(174)	(408)	(57.4)
Net occupancy	1,465	1,427	2.7
Furniture and equipment	418	437	(4.3)
Data processing	2,381	2,187	8.9
Professional services	440	521	(15.5)
Amortization of intangible assets	—	11	(100.0)
Marketing and advertising	332	276	20.3
Other real estate owned expense	38	(37)	202.7
FDIC insurance	497	314	58.3
Loan expense	232	215	7.9
Other	1,744	1,784	(2.2)
Total non-interest expense	15,836	14,668	8.0

Income before income tax expense	9,258	8,817	5.0
Income tax expense	1,987	1,950	1.9
Net income	$7,271	$6,867	5.9

Basic and diluted earnings per share	$1.54	$1.46
Cash dividends declared per share	0.31	0.31
Average basic and diluted shares outstanding	4,721	4,689

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended
Consolidated Financial Highlights (Unaudited)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2023	2022	2022	2022	2022
RESULTS OF OPERATIONS
Interest income	$26,230	$24,480	$20,999	$18,538	$17,458
Interest expense	6,282	3,609	2,009	897	781
Net interest income	19,948	20,871	18,990	17,641	16,677
Provision (credit) for credit losses (g)	277	1,080	1,255	(1,744)	(1,145)
Net interest income after provision for credit losses	19,671	19,791	17,735	19,385	17,822
Non-interest income	5,423	5,418	5,036	5,319	5,663
Non-interest expense	15,836	15,693	14,577	14,342	14,668
Income before income tax expense	9,258	9,516	8,194	10,362	8,817
Income tax expense	1,987	2,077	1,741	2,338	1,950
Net income	$7,271	$7,439	$6,453	$8,024	$6,867

Basic and diluted earnings per share	$1.54	$1.58	$1.37	$1.72	$1.46
Average basic and diluted shares outstanding	4,721	4,698	4,692	4,690	4,689

PERFORMANCE RATIOS
Return on average assets	1.12%	1.15%	1.02%	1.32%	1.14%
Return on average equity	16.97%	18.36%	14.17%	18.06%	13.68%
Return on average tangible equity (a)	19.40%	21.25%	16.12%	20.58%	15.32%
Efficiency ratio (unadjusted) (f)	62.42%	59.69%	60.67%	62.47%	65.66%
Efficiency ratio (adjusted) (a) (b)	62.18%	59.44%	60.40%	62.17%	65.32%
Non-interest expense to average assets	2.44%	2.42%	2.30%	2.35%	2.43%
Loans to deposits	80.33%	78.61%	74.71%	74.11%	69.64%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.90%	4.57%	4.19%	3.90%	3.84%
Yield on investments	2.18%	2.09%	1.72%	1.60%	1.47%
Yield on interest-earning assets	4.12%	3.82%	3.41%	3.12%	3.00%
Cost of interest-bearing deposits	1.34%	0.93%	0.47%	0.21%	0.20%
Cost of borrowings	3.58%	4.30%	2.56%	1.70%	3.77%
Cost of interest-bearing liabilities	1.49%	0.88%	0.51%	0.24%	0.21%
Interest rate spread	2.63%	2.94%	2.90%	2.88%	2.79%
Net interest margin, fully taxable equivalent	3.14%	3.26%	3.08%	2.97%	2.87%

CAPITAL
Total equity to total assets at end of period	6.68%	6.29%	6.10%	7.13%	7.50%
Tangible equity to tangible assets at end of period (a)	5.91%	5.51%	5.29%	6.30%	6.67%

Book value per share	$37.53	$35.32	$33.14	$37.24	$39.56
Tangible book value per share (a)	32.91	30.69	28.49	32.59	34.91
Period-end market value per share	41.50	45.87	41.87	47.00	46.69
Dividends declared per share	0.31	0.31	0.31	0.31	0.31

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,849,310	$1,787,103	$1,675,859	$1,587,777	$1,532,445
Interest earning assets	2,592,709	2,550,834	2,457,218	2,395,704	2,371,275
Total assets	2,627,088	2,574,639	2,511,301	2,446,763	2,451,944
Deposits	2,337,476	2,347,719	2,257,394	2,203,231	2,211,442
Total equity	173,786	160,740	180,644	178,207	203,613
Tangible equity (a)	151,962	138,916	158,820	156,382	181,778

ASSET QUALITY
Net charge-offs (recoveries)	$269	$52	$109	$699	$(48)
Non-performing loans (d)	7,731	8,178	8,310	7,374	7,703
Non-performing assets (e)	7,927	8,373	8,503	7,665	7,956
Allowance for credit losses (g)	20,075	19,659	18,631	17,485	19,928

Annualized net charge-offs (recoveries) to average loans	0.06%	0.01%	0.03%	0.18%	(0.01%)
Non-performing loans to total loans	0.41%	0.45%	0.48%	0.46%	0.49%
Non-performing assets to total assets	0.30%	0.32%	0.33%	0.31%	0.32%
Allowance for credit losses to total loans (g)	1.07%	1.07%	1.07%	1.08%	1.27%
Allowance for credit losses to non-performing loans (g)	259.66%	240.39%	224.21%	237.12%	258.72%

(a)	See the GAAP to Non-GAAP reconciliations.
(b)	Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c)	Loans and loans held for sale do not reflect the allowance for credit losses.
(d)	Non-performing loans include non-accrual loans only.
(e)	Non-performing assets include non-performing loans plus other real estate owned.
(f)	Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.
(g)	Corporation adopted CECL January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022			Three Months Ended March 31, 2023 vs. 2022
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,261,054	$16,584	5.33%	$1,072,408	$10,547	3.99%	$6,037	$2,075	$3,962
Mortgage loans	285,588	2,472	3.51%	262,053	2,153	3.33%	319	199	120
Consumer loans	302,668	3,285	4.40%	197,984	1,816	3.72%	1,469	1,092	377
Taxable securities	695,079	3,585	2.09%	758,507	2,689	1.44%	896	(240)	1,136
Tax-exempt securities	40,769	305	3.03%	42,435	333	3.18%	(28)	(13)	(15)
Interest-earning deposits	7,551	97	5.21%	37,888	19	0.20%	78	(27)	105
Total interest earning assets	2,592,709	26,328	4.12%	2,371,275	17,557	3.00%	8,771	3,087	5,684

Non-interest earnings assets:
Cash and due from banks	25,084			24,744
Other assets	29,393			77,153
Allowance for credit losses (3)	(20,098)			(21,228)
Total assets	$2,627,088			$2,451,944

Interest-bearing liabilities:
Interest-bearing checking	$291,090	$274	0.38%	$293,429	$55	0.08%	$219	$(0)	$219
Savings and money market	906,946	1,648	0.74%	955,296	212	0.09%	1,436	(11)	1,447
Time deposits	322,710	2,091	2.63%	241,501	481	0.81%	1,610	210	1,400
Brokered deposits	113,074	1,374	4.93%	—	—	- %	1,374	1,369	—
FHLBNY overnight advances	70,699	866	4.97%	1,491	1	0.38%	865	686	179
Long-term capital leases	3,281	29	3.58%	3,550	33	3.77%	(4)	(2)	(2)
Total interest-bearing liabilities	1,707,801	6,282	1.49%	1,495,267	782	0.21%	5,500	2,250	3,244

Non-interest-bearing liabilities:
Demand deposits	703,655			721,216
Other liabilities	41,846			30,357
Total liabilities	2,453,302			2,246,840
Shareholders' equity	173,786			203,613
Total liabilities and shareholders' equity	$2,627,088			$2,450,453

Fully taxable equivalent net interest income		20,046			16,775		$3,271	$836	$2,440
Net interest rate spread (1)			2.63%			2.79%
Net interest margin, fully taxable equivalent (2)			3.14%			2.87%
Taxable equivalent adjustment		(98)			(99)
Net interest income		$19,948			$16,677

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2023	Dec. 31, 2022	Sept. 30, 2022	June 30, 2022	March 31, 2022
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$19,948	$20,871	$18,990	$17,641	$16,677
Fully taxable equivalent adjustment	98	112	112	103	99
Fully taxable equivalent net interest income (non-GAAP)	$20,046	$20,983	$19,102	$17,744	$16,776

Average interest-earning assets (GAAP)	$2,592,709	$2,550,834	$2,457,218	$2,395,704	$2,371,275

Net interest margin - fully taxable equivalent (non-GAAP)	3.14%	3.26%	3.08%	2.97%	2.87%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2023	Dec. 31, 2022	Sept. 30, 2022	June 30, 2022	March 31, 2022
EFFICIENCY RATIO
Net interest income (GAAP)	$19,948	$20,871	$18,990	$17,641	$16,677
Fully taxable equivalent adjustment	98	112	112	103	99
Fully taxable equivalent net interest income (non-GAAP)	$20,046	$20,983	$19,102	$17,744	$16,776
Non-interest income (GAAP)	$5,423	$5,418	$5,036	$5,319	$5,663
Less: net (gains) losses on security transactions	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,423	$5,418	$5,036	$5,319	$5,663
Non-interest expense (GAAP)	$15,836	$15,693	$14,577	$14,342	$14,668
Less: amortization of intangible assets	—	—	—	(4)	(11)
Adjusted non-interest expense (non-GAAP)	$15,836	$15,693	$14,577	$14,338	$14,657
Efficiency ratio (unadjusted)	62.42%	59.69%	60.67%	62.47%	65.66%
Efficiency ratio (adjusted)	62.18%	59.44%	60.39%	62.17%	65.32%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2023	Dec. 31, 2022	Sept. 30, 2022	June 30, 2022	March 31, 2022
TANGIBLE EQUITY AND TANGIBLE ASSETS (PERIOD END)
Total shareholders' equity (GAAP)	$177,341	$166,388	$155,518	$174,690	$185,510
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,828)
Tangible equity (non-GAAP)	$155,517	$144,564	$133,694	$152,866	$163,682
Total assets (GAAP)	$2,654,183	$2,645,553	$2,551,418	$2,449,911	$2,474,895
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,828)
Tangible assets (non-GAAP)	$2,632,359	$2,623,729	$2,529,594	$2,428,087	$2,453,067
Total equity to total assets at end of period (GAAP)	6.68%	6.29%	6.10%	7.13%	7.50%
Book value per share (GAAP)	$37.53	$35.32	$33.14	$37.24	$39.56
Tangible equity to tangible assets at end of period (non-GAAP)	5.91%	5.51%	5.29%	6.30%	6.67%
Tangible book value per share (non-GAAP)	$32.91	$30.69	$28.49	$32.59	$34.91

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2023	Dec. 31, 2022	Sept. 30, 2022	June 30, 2022	March 31, 2022
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$173,786	$160,740	$180,644	$178,207	$203,613
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,825)	(21,835)
Average tangible equity (non-GAAP)	$151,962	$138,916	$158,820	$156,382	$181,778
Return on average equity (GAAP)	16.97%	18.36%	14.17%	18.06%	13.68%
Return on average tangible equity (non-GAAP)	19.40%	21.25%	16.12%	20.58%	15.32%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2023	Dec. 31, 2022	Sept. 30, 2022	June 30, 2022	March 31, 2022
NON-GAAP NET INCOME
Reported net income (GAAP)	$7,271	$7,439	$6,453	$8,024	$6,867
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—
Net income (non-GAAP)	$7,271	$7,439	$6,453	$8,024	$6,867
Average basic and diluted shares outstanding	4,721	4,698	4,692	4,690	4,689
Reported basic and diluted earnings per share (GAAP)	$1.54	$1.58	$1.37	$1.72	$1.46
Reported return on average assets (GAAP)	1.12%	1.15%	1.02%	1.32%	1.14%
Reported return on average equity (GAAP)	16.97%	18.36%	14.17%	18.06%	13.68%
Basic and diluted earnings per share (non-GAAP)	$1.54	$1.58	$1.37	$1.72	$1.46
Return on average assets (non-GAAP)	1.12%	1.15%	1.02%	1.32%	1.14%
Return on average equity (non-GAAP)	16.97%	18.36%	14.17%	18.06%	13.68%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714